Exhibit 10.3

EARTHLINK, INC.
EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

(as amended effective May 8, 2008)

Restricted Stock Unit Agreement

No. of Restricted Stock

Units Awarded Hereunder:

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the        day of          , 20    , between EarthLink, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”) is made pursuant and subject to the provisions of the Company’s Equity Plan for Non-Employee Directors (as amended effective May 8, 2008) (the “Plan”), a copy of which is attached hereto.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.                                        Award of Units.  Pursuant to the Plan, the Company, on                    , 20     (the “Date of Award”), awarded to the Participant            Restricted Stock Units, each Restricted Stock Unit corresponding to one share of the Company’s $0.01 par value Common Stock (this “Award”).  Subject to the terms and conditions of the Plan, each Restricted Stock Unit represents an unsecured promise of the Company to deliver, and the right of the Participant to receive, one share of the $0.01 par value common stock of the Company (the “Common Stock”) at the time and on the terms and conditions set forth herein.  As a holder of Restricted Stock Units, the Participant has only the rights of a general unsecured creditor of the Company.

2.                                        Terms and Conditions.  This Award is subject to the following terms and conditions:

(a)                                  Expiration Date.  This Award shall expire at 11:59 p.m. on                ,         (the “Expiration Date”).

(b)                                 Vesting of Award.

(i)                                     In General.  Except as otherwise provided below, one hundred percent (100%) of the outstanding Restricted Stock Units shall become nonforfeitable and payable on the first annual anniversary of the Date of Award, provided the Participant is still serving as a Non-Employee Director at such time.

(ii)                                  Change in Control.  Outstanding Restricted Stock Units that are not then nonforfeitable and payable shall become nonforfeitable and payable immediately before the consummation of a Change in Control, provided the Participant is still serving as a Non-Employee Director at such time.

(iii)                               Vesting Date.  Outstanding Restricted Stock Units shall be forfeitable until they become nonforfeitable and payable as described above.  The date upon which Restricted Stock Units become nonforfeitable and payable shall be referred to as the “Vesting Date” with respect to such number of Restricted Stock Units.

(c)                                Settlement of Award.  Subject to the terms of this Section 2 and Section 3 below and except to the extent the Participant defers receipt of such shares of Common Stock pursuant to Section 9 below, the Company shall issue to the Participant one share of Common Stock for each Restricted Stock Unit that becomes nonforfeitable and payable under Section 2(b) above and shall deliver to the Participant certificates representing such Shares as soon as practicable after the Vesting Date.  As a condition to the settlement of the Award, the Participant shall be required to pay any required withholding taxes attributable to the Award in cash or cash equivalent acceptable to the Board.  The Company may allow the Participant to satisfy any such applicable withholding taxes (i) by allowing the Participant to deliver shares of Common Stock that the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months valued at their Fair Market Value by a “net” settlement procedure on the day preceding such date (but only for the minimum required withholding), (ii) through a cashless exercise through a broker, (iii) by such other medium of payment as the Company shall authorize, or (iv) by any combination of the allowable methods of payment set forth herein.

3.                                        Termination of Award.  Outstanding Restricted Stock Units that have not become nonforfeitable and payable prior to the Expiration Date shall expire and may not become nonforfeitable and payable after such time.  Additionally, any Restricted Stock Units that have not become nonforfeitable and payable on or before the termination of the Participant’s service as a director of the Company shall expire and may not become nonforfeitable and payable after such time.

4.                                        Shareholder Rights.  The Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to any Restricted Stock Units until issuance of the certificates representing such shares of Common Stock.  The Company may include on any certificates representing shares of Common Stock issued pursuant to this Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

5.                                        Nontransferability.  Except as described below, this Award is nontransferable except by will or the laws of descent and distribution.  If this Award is transferred by will or the laws of descent and distribution, the Award must be transferred in its entirety to the same person or persons or entity or entities.  Notwithstanding the foregoing, the Participant, at any time prior to the Participant’s death, may transfer all or any portion of this Award to a Permitted Transferee.  In that event, the Permitted Transferee will be entitled to all the rights of the Participant with respect to the transferred Award (except that such Permitted Transferee may not assign the Award other than by will or the laws of descent and distribution), and such portion of the Award shall continue to be subject to all of the terms, conditions and restrictions applicable to the Award as set forth herein and in the Plan immediately prior to the effective date of the transfer.  Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Board expressly approves the transfer.  Any such transfer shall be evidenced by an appropriate written document that the Participant executes and the Participant shall deliver a copy thereof to the Board on or prior to the effective date of the transfer.  No right or interest of the Participant in this Award shall be liable for, or subject to, any lien, liability or obligation of the Participant.

6.                                        Representation.  In connection with the acquisition of this Award, the Participant represents and warrants that it is the Participant’s intent to continue to serve as a director of the Company for the remainder of Participant’s term as a director during which this Award is granted.

7.                                        Cash Dividends.  For so long as the Participant holds outstanding Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then the Company in its discretion (a) may pay the Participant in cash for each outstanding Restricted Stock Unit covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend or (b) may increase the number of outstanding Restricted Stock Units covered by this Award by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant’s outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (ii) the Fair Market Value of a share of Common Stock on the payment date of such dividend.  In the event the Company awards additional Restricted Stock Units pursuant to this Section 7, such Restricted Stock Units shall be subject to the same terms and conditions set forth in the Plan and herein as the outstanding Restricted Stock Units with respect to which they were granted.  Notwithstanding the foregoing, the Company in its sole discretion may choose not to pay the cash amounts described above and not to increase the number of outstanding Restricted Stock Units covered by this Award, and this Section 7 shall not constitute any agreement or commitment that the Company take any such actions.

8.                                        Change in Capital Structure.  The terms of this Award shall be adjusted in accordance with the terms and conditions of the Plan if the Company effects one or more stock dividends or stock splits.  If there is a subdivision or consolidation of shares or other similar change in capitalization other than as a result of stock dividends or stock splits, the Board may adjust the terms of this Award to the extent the Board in its discretion may consider appropriate.

9.                                        Deferral of Common Stock.  If the Participant is eligible to participate in the Deferred Compensation Program, then the Participant may elect to defer the receipt of Common Stock issuable pursuant to this Award in accordance with rules the Board prescribes for the Deferred Compensation Program.  If the Participant elects to defer the receipt of Common Stock hereunder, the shares of Common Stock shall be deferred and credited under the Deferred Compensation Program and shall become payable and issuable pursuant to the terms and at such time or times as set forth in the Deferred Compensation Program, but will be paid, if at all, only in shares of Common Stock.

10.                                  Golden Parachute Provisions.

(a)                                If any payment to the Participant hereunder or in conjunction with any other payment pursuant to any other agreement, policy, plan or program would subject the Participant to an excise tax imposed by Code Section 4999 or to any similar tax imposed by state or local law or any related interest or penalties (such tax or taxes, together with any such interest or penalties, being hereinafter collectively referred to as the “Excise Tax”), then the payments provided under this Agreement shall be reduced (but not below zero) if, and only to the extent that, such reduction will allow the Participant to receive a greater “Net After Tax Amount” than the Participant would receive absent any such reduction.  “Net After Tax Amount” means the amount of any Parachute Payments (as defined in (b) below) or Capped Payments (as defined in (c) below), as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(b)                                 The independent accounting firm that the Company, in its sole discretion, engages (the “Accounting Firm”) will first determine the amount of any “Parachute Payments” that are payable to the Participant.  “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

(c)                                  The Accounting Firm will next determine the largest amount of payments that may be made to the Participant without subjecting the Participant to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)                                 The Participant then will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount.  If the Participant will receive the Capped Payments (i.e. some amount less than the total Parachute Payments), the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Agreement or the noncash benefits under any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant).  The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(e)                                  As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 10, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 10 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 10 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan that the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the

Participant is subject to tax under Code Sections 1, 3101 or 4999 or generate a refund of such taxes.  If the Accounting Firm determines, based upon controlling precedent or other substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

(f)                                    The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  If such fees and expenses are initially paid by Participant, the Company shall reimburse Participant the full amount of such fees and expenses within five business days after receipt from Participant of a statement therefor and reasonable evidence of Participant’s payment thereof.

(g)                                 The Company and Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

(h)                                 The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the any such Excise Tax payable by Participant.  The Participant, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of the Participant’s federal income tax returns as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

11.                                  Notice.  Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Award, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:                                                                                           EarthLink, Inc.

1375 Peachtree Street - Level A

Atlanta, Georgia 30309

Attention:  General Counsel

If to the Participant:

12.                                  No Right to Continued Service.  Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company will retain the Participant as a director for any period of time or at any particular rate of compensation.

13.                                  Participant Bound by Plan.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan.

14.                                  Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the distributees, legatees and personal representatives of the Participant and the successors of the Company.

15.                                  Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.                                  Counterparts.  This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

17.                                  Miscellaneous.  The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement.  This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

18.                                  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

EARTHLINK, INC.

By:
Rolla P. Huff
Chief Executive Officer

PARTICIPANT: